Exhibit 99.1

UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF OHIO
EASTERN DIVISION

PHILLIP GOLDSTEIN,

Plaintiff,	Civil Action No. 02 CV 1903

v	Judge Donald C. Nugent

BRANTLEY CAPITAL CORP., ROBERT P. PINKAS, IVS	Magistrate Judge Jack B. Streepy
ASSOCIATES, INC., JAMES P. OLIVER, and BENJAMIN
F. BRYAN	(oral argument requested)

Defendants.

BRANTLEY CAPITAL CORPORATION, ROBERT P. PINKAS,
JAMES P. OLIVER, AND BENJAMIN F. BRYAN’S
OBJECTIONS TO MAGISTRATE’S REPORT
AND RECOMMENDED DECISION

TABLE OF CONTENTS

Page

PRELIMINARY STATEMENT	1

SUMMARY OF FACTS	2

STANDARD OF REVIEW	4

OBJECTIONS TO PROPOSED CONCLUSIONS OF LAW	5

I. PINKAS DID NOT BREACH HIS FIDUCIARY DUTY TO
BRANTLEY’S SHAREHOLDERS	6

II. BECAUSE PINKAS DID NOT BREACH HIS FIDUCIARY DUTIES,
GOLDSTEIN’S VOTES WERE UNTIMELY AND CANNOT BE
CONSIDERED	11

III. PLAINTIFF’S UNCLEAN HANDS BARS THE PLAINTIFF’S
REQUESTED RELIEF	13

IV. GOLDSTEIN IS NOT ENTITLED TO INJUNCTIVE RELIEF, AND
EVEN IF HE IS, THE PROPER RELIEF IS A RESOLICITATION
OF THE PROXIES AND A FRESH ELECTION	15

OBJECTIONS TO PROPOSED FINDINGS OF FACT	17

CONCLUSION	20

     Defendants Brantley Capital Corporation (“Brantley”), Robert P. Pinkas (“Pinkas”), James P. Oliver (“Oliver”) and Benjamin F. Bryan (“Bryan”) (collectively “Defendants”) hereby submit their Objections to Magistrate’s Report and Recommended Decision issued December 18, 2002 (“Report and Recommendation”) (Docket No. 68).1

PRELIMINARY STATEMENT

     This case involves a proxy contest for Brantley Capital Corporation. Mr. Phillip Goldstein (“Goldstein”), a Brantley director and proxy for shareholders opposing management, breached his fiduciary duty to shareholders he represented by removing the proxies he had previously submitted from the ballot box while the meeting was in progress. He then abruptly left the meeting. After the polls closed and the meeting adjourned by vote of the shareholders present, Goldstein returned and attempted to resubmit the proxies he had withdrawn.

     Goldstein sought an injunction declaring that the votes he deliberately removed be counted. The gist of Goldstein’s argument was that Pinkas, a director of Brantley and chairman of the meeting, should have searched for Goldstein before closing the polls and permitting the shareholders to vote for adjournment. Despite finding that Goldstein was reckless and breached his fiduciary duty by demanding the return of his proxies (Report and Recommendation at 9, ¶ 32; see also id. at 13), the Magistrate recommends that this Court find in favor of Goldstein.

     Maryland law governs because Brantley is a Maryland corporation. (Id. at 12). The notion that the proxies Goldstein submitted after the polls closed now must be counted is directly contrary to Maryland law. See Larkin v. Baltimore Bancorp, 769 F. Supp. 919, 930 (D. Md.), aff’d, 948 F. 2d 1281 (4th Cir. 1991) (“The vote must stand as cast when the polls close.”). The unprecedented and ill-defined fiduciary duty the Magistrate fashioned is simply at odds with the

[1] Defendants incorporate by reference Brantley Capital Corporation, Robert P. Pinkas, James P. Oliver, and Benjamin F. Bryan’s Brief in Opposition to Preliminary Injunction, Nov. 12, 2002 (Docket No. 43).

bright line test on vote counting adopted by Maryland jurisprudence. Further, even the principal authority upon which the Magistrate relied, Union Pacific R.R. Co. v. Chicago and North Western Ry. Co., 226 F. Supp. 400 (N.D. Ill. 1964), does not support the very remedy the Magistrate recommends.

     Most unfairly, the Magistrate recommends that this Court brand Mr. Pinkas with a breach of fiduciary duty because he did not act in a way no other court has ever required a chairman to act. In the end, there is no basis in law or justice for awarding any relief. And even if there were, the proper remedy would be a fresh vote.

SUMMARY OF FACTS

     At a September 17, 2002 Brantley shareholder meeting, Goldstein submitted to the Inspector of Elections proxies that were entrusted to him. (Report and Recommendation at 14). Toward the end of the meeting, but before the proxies Goldstein submitted were counted, Goldstein demanded their return from the Inspector. (Id. at 9, ¶ 31). Goldstein then abruptly left the meeting room with the proxies. (Id. at 9, ¶ 32).

     What Goldstein hoped to gain by this action was unknown to Pinkas at the time of the election, and remains disputed to this day. It is significant, however, that one of the propositions on the ballot advanced by Goldstein called for the replacement of Brantley’s investment adviser.2 This proposition required a two-thirds vote and was extremely close. In fact, even giving effect to Goldstein’s purported votes, it would have failed by approximately 100,000 votes.3

[2] (See Exhibit PX 4 (Proposal 4: “To terminate the existing investment advisory agreement and to request that the board negotiate a new advisory agreement at a reduced fee.”)). As a business development company, Brantley has no employees and is effectively managed by the investment adviser.

[3] (Goldstein, Tr. 260:6-12: “On the proposal to terminate the adviser, which is a supermajority requirement as defined under the 1940 Investment Company Act, it was close . . . . I wasn’t sure how it was going to go.”); (Goldstein, Tr. 11/18/02 at 261:9-12: “[B]ut even if they included all the proxies, I think it would have narrowly failed.”); (Schenk, Tr. 11/18/02 at 219:13-21: “Q:

     That issue, as well as the vote on the directors, hung in the balance and was critical to effect Goldstein’s overall plan to liquidate Brantley. With that backdrop, the record lends some insight to Goldstein’s motivation for removing his ballots. During a recess in the meeting, for instance, after learning that Brantley’s proxy solicitor was still looking for more votes and being rebuffed as to the potential impact of these votes, Goldstein stated that he “would pull his proxies so that Brantley would not have a quorum.” (Schenck, Tr. 11/17/02 at 218:16-219:02). Shortly thereafter, he demanded the return of his proxies and left the meeting. Later, he suggested to a reporter that management would claim that there was no quorum. (Goldstein, Tr. 11/19/02 at 328:7-329:7). His refusal to vote the shares entrusted to him was strikingly similar to his refusal to bring his proxies to a shareholder meeting of Lincoln National Corporation and thereby prevent the conduct of business due to the lack of quorum. (DX JJ: 1-2; Goldstein, Tr. 11/19/02 at 330-31).

     Pinkas had no idea that Goldstein had taken all the proxies with him when Goldstein stormed out of the meeting. (Pinkas, Tr. 11/19/02 at 441:10-13). After Goldstein’s abrupt departure, Pinkas continued to answer shareholders’ questions. (Report and Recommendation at 9-10, ¶ 35). After all questions that could be answered were answered, Pinkas entertained a motion to adjourn. (Id.) The transcript indicated that there was no objection from anyone in the room, including Goldstein’s allies, many of whom gave Goldstein their proxies. (Pinkas, Tr. 11/19/02 at 444:5-20). Pinkas therefore declared the polls officially closed and left the building. (See Report and Recommendation at 10, ¶ 36). The shareholders elected the management’s slate of directors. (Id. at 11, ¶ 43). After the polls closed and after adjournment, Goldstein attempted

And [the proposal to terminate the investment adviser’s agreement] was extremely close? A: “Yes, it was . . . . the proxies we had received the night before, as well as additional proxies that we had received at the meeting, showed it was, you know, still very close.”); (Pinkas, Tr. 11/19/02 at 434:4-9: “Well, I think it was pretty clear that it looked like we were going to win on 4, that that was not going to pass, not get the requisite two-thirds majority . . . .”).

to resubmit the proxies. (Id. at 11, ¶ 40). The Inspector of Elections rightly refused to count them.

     Goldstein filed this lawsuit eight days later, on September 25, 2002, claiming that the proxies that he withdrew should now be counted. Despite having found that Goldstein’s actions were reckless and that he breached his fiduciary duty (Id. at 9, 15), the Magistrate recommends that this Court grant the extraordinary relief Goldstein requests. Because there is no legitimate basis for doing so, Defendants object to the Magistrate’s recommendation.

STANDARD OF REVIEW

     Federal Rule of Civil Procedure 72 governs the District Court’s standard of review of a Magistrate’s proposed findings of fact and conclusions of law. See also 28 U.S.C. § 636. The Motion for a Preliminary Injunction referred to the Magistrate in this matter is a “dispositive motion” under Rule 72(b). See 28 U.S.C. § 636(b)(1); Vogel v. U.S. Office Prods., 258 F.3d 509, 516 (6th Cir. 2001). Therefore, the District Judge “shall make a de novo determination upon the record, or after additional evidence, of any portion of the magistrate judge’s disposition to which specific written objection has been made.” Fed. R. Civ. Proc. 72(b). “The District Judge may accept, reject, or modify the recommended decision, receive further evidence, or recommit the matter to the magistrate judge with instructions.” Id.; see also Key v. Grayson, 163 F. Supp. 2d 697, 702 (E.D. Mich. 2001).

OBJECTIONS TO PROPOSED CONCLUSIONS OF LAW

     While Defendants have some critical objections to the proposed findings of fact, Defendants’ objections primarily concern the proposed conclusions of law contained in the Report and Recommendation.4

[4] Defendants’ specific Objections To Proposed Findings of Fact are set forth on pages 19-21, infra.

     First, application of law to the proposed findings of fact necessitates a conclusion of law that Pinkas did not breach his fiduciary duty to Brantley shareholders. The Magistrate concluded that Pinkas breached his fiduciary duty by not seeking to get Goldstein back to the meeting. (Report and Recommendation at 13). Yet, no court has ever held that a chairman breaches a fiduciary duty by not seeking to get a shareholder who voluntarily left a shareholder meeting, without voting the shares over which he had voting authority, to come back to the meeting. Goldstein made a voluntary, conscious decision to remove the proxies from the ballot box and leave. The law is clear that Pinkas did not have a duty to cure Goldstein’s recklessness.

     Second, Defendants object to the proposed conclusion of law that the proxies Goldstein withdrew must be counted. Under Maryland law, the vote must stand as cast when the polls close.

     Third, Defendants object to the proposed conclusion of law that Goldstein’s unclean hands does not bar the issuance of a preliminary injunction. Principles of equity preclude a court from granting relief where the plaintiff’s own culpable conduct caused the alleged harm.

     Lastly, the Magistrate incorrectly concluded that the proper remedy is to require Goldstein’s votes to be counted in favor of his recommended slate of directors. In fact, the very case upon which the Magistrate relied rejected this proposed remedy because it unfairly rewards the plaintiff who comes to Court with unclean hands. Although defendants contend that there is no basis in law or fact for any injunctive relief, if this Court disagrees, the proper remedy would be to order a resolicitation of the proxies and a fresh election.

I.     PINKAS DID NOT BREACH HIS FIDUCIARY DUTY TO BRANTLEY’S SHAREHOLDERS.

     Pinkas had a duty to conduct the election in a fair and evenhanded manner. He satisfied this duty. The Report and Recommendation, however, imposed additional requirements on Pinkas – and all those presiding over corporate elections – that extend well beyond the duties set forth in established legal precedent. Indeed, the Magistrate concluded that Pinkas had an affirmative duty to seek out Goldstein, ensure that Goldstein cast his own votes, and ensure that Goldstein fulfilled his duty as agent to the beneficial owners of the proxies in his trust and control. (Report and Recommendation at 12-13).

     The Magistrate did not cite any legal authority supporting such an extraordinary and far-reaching proposition; that is, that a director, after shareholders vote to adjourn, must not only affirmatively search for a shareholder who on his own volition left the meeting, but also encourage the dissident to cast votes and proxies that he voluntarily withdrew. Defendants have also been unsuccessful in discovering any cases that would even remotely suggest that this is the law in Maryland, or any other jurisdiction for that matter.

     Imposing this duty upon a director/chairman is unprecedented. Contrary to the Magistrate’s unfounded assertion, a director fulfills his fiduciary duty in the context of a director election when he does not act for the primary purpose of thwarting a shareholder’s vote. This duty is met if he (1) gave proper notice of an election (“notice”); (2) provided ample time for the vote (“opportunity”); and (3) did not act in such a way to impede, prevent, frustrate, or interfere with the shareholder’s ability to vote (“evenhandedness”). See State of Wisconsin Inv. Bd. v. Peerless Systems Corp., No. 17637, 2000 Del. Ch. LEXIS 170, at *51 (Del. Ch. Dec. 4, 2000) (Peerless) (Exhibit A). Aside from these requirements, there is no duty to seek out or encourage a shareholder to vote. Rather, “a stock holder has the final decision whether or not to vote his shares.” Id. at *50.5

     The facts the Magistrate relied upon in reaching his conclusion and recommendation indicated that:

[5] Also, imposing such a duty is impractical. The chairman cannot be expected to stop a meeting whenever someone leaves the room and make sure they come back.

•	Goldstein had sufficient opportunity to vote (Report and Recommendation at 8-9, ¶¶ 26-32);

•	Goldstein submitted his votes and proxies (Id.);

•	Goldstein made a unilateral and “reckless” decision to leave the meeting and retract his votes and proxies (Id. at 9, ¶ 32);

•	Goldstein “ran the risk that the meeting would be adjourned, and the votes of 1.6 million shares would not be counted” (Id.); and

•	Pinkas “did not know whether Goldstein intended to leave the building without returning” (Id. at 9, ¶¶ 32, 34). Goldstein therefore had proper notice and ample opportunity to vote. Indeed, Goldstein submitted his proxies and moved twice to close the polls before Pinkas did so. (Id. at 8, ¶¶ 29-30).

     Pinkas also conducted the vote in an evenhanded manner. The Inspector of Elections testified that there was nothing unusual about this election. (Barbera, Tr. 11/18/02 at 119:9-17). No one, moreover, including Goldstein’s supporters, objected to the motion to adjourn:

Q.	You announced that you’d entertain a motion for adjournment.

A.	That’s correct.

Q.	Now, there was such a motion and a second?

A.	Correct.

Q.	This transcript indicates that there was no objection from anyone in the room.

A.	That’s my recollection, is that it was all ayes, there were no nays.

Q.	And you then finished up by thanking people for coming?

A.	Right.

(Pinkas, Tr. 11/19/02 at 444:5-20).

     Pinkas did not have a fiduciary duty to remedy one dissident shareholder’s “reckless” conduct and breach of fiduciary duty to the shareholders of the proxies entrusted to Goldstein.

Goldstein’s decision to disrupt the meeting, retract the proxies he submitted, and leave has no bearing on whether Pinkas fulfilled his duty. The duty of fairness does not inure to the benefit of Goldstein alone. Indeed, if Pinkas had allowed the polls to remain open ad infinitum the shareholders who opposed Goldstein’s slate would likely have argued that Pinkas breached his duty to them by favoring Goldstein.6

     To be sure, the court in Peerless found that management’s decision to artificially extend the polling period on a single issue to solicit additional proxies in support of that issue could amount to a breach of its fiduciary duty. See 2000 Del. Ch. LEXIS 170, at *40. Yet here, the Magistrate’s conclusion that Pinkas should have extended the polling period (although there were no remaining questions for the corporation) to ensure that the votes and proxies Goldstein removed be counted not only sanctions, but requires, the very conduct the Peerless court prohibited.

     In an effort to sidestep this problem, the Magistrate retreated to the fact that Pinkas’ had earlier permitted a shareholder to leave the room to find Goldstein before the meeting was “formally opened.” (Report and Recommendation at 10, ¶ 36). This analysis misses the mark and glosses over salient facts. Before the meeting, Pinkas sought to establish a quorum. The shareholders present at the meeting, upon motion, voted to find Goldstein so the meeting could commence. Once the meeting began, Pinkas had a duty to act in an evenhanded manner and provide shareholders with an opportunity to vote. The shareholders present at the meeting then

[6] The Magistrate attached significance to the fact that a shareholder desired to ask Goldstein questions before the polls were closed. As the Magistrate noted, however, Pinkas “did not know whether Goldstein intended to leave the building without returning, or whether Goldstein intended to return and resubmit his proxies.” (Report and Recommendation at 9, ¶ 34). Because the question was directed to a person no longer at the meeting, was not directed to the corporation, and because Pinkas did not know Goldstein’s subjective intent and purpose, there is no sound reason why Pinkas should be faulted for continuing with the business before him and completing the annual meeting’s agenda.

voted to adjourn after Goldstein chose to leave. Thus, in both instances, there was a motion and a vote to which Pinkas responded accordingly, and not unilaterally.

     Because Pinkas acted in fair and evenhanded manner, his decision to close the polls receives the benefit of the business judgment presumption. Peerless, 2000 Del. Ch. LEXIS 170, at *51 (“In the absence of a finding that the primary purpose of the board’s action was to interfere with or impede exercise of the shareholder franchise, the business judgment rule presumption applies”). The testimony at the hearing made clear that there were no further questions directed to the corporation and Pinkas had been told that further voting was unlikely. (Barbera, Tr. 11/18/02 at 99:03-07; Pinkas, Tr. 11/19/02 at 443:17-444:20).

     Here, the Magistrate did not, and could not, find that the primary purpose of Pinkas’ action was to interfere with or impede exercise of the shareholder franchise. Instead, the Magistrate found that Pinkas could have handled the meeting differently after Goldstein made his exit. With the benefit of hindsight gained through the preliminary injunction hearing, the Magistrate speculated that had Pinkas defied the shareholders’ vote to adjourn and set out to find Goldstein he “would have been successful.” (Report and Recommendation at 10, ¶38). This supposition, particularly in light of the Magistrate’s earlier finding that Pinkas did not know Goldstein’s subjective intent (see Report and Recommendation at 9, ¶34), is insufficient as a matter of law to overcome the business judgment rule. See Peerless, 2000 Del. Ch. LEXIS 170, at *51.

     Finally, this Court should not endorse the Magistrate’s decision to effectively shift Goldstein’s fiduciary duties to Pinkas and Brantley. “[T]here are certain responsibilities that come with being a shareholder.” Id. at *50; see also Clemmer v. Morgan, 77 Pa. D & C 405 (Pa. C.P. 1951) (“Generally, there is no mandate or duty on directors to vote absentee shareholders . . . .”). Undoubtedly, a shareholder may elect to vote his or her shares by proxy. The shareholder must “bear responsibility for entering into the proxy relationship, choosing their [agent], and making sure that their chosen agent is competent enough to vote [the] proxies on time.” Peerless, 2000 Del. Ch. LEXIS 170, at *51. To “make those shareholders who voted on time bear responsibility for the inability of other shareholders and the chosen agents of those shareholders to properly file their proxies on time . . . is inappropriate.” Id. at *52-53.

     If Goldstein’s conduct was not in the best interests of the shareholders he represented, elementary principles of agency law dictate that their recourse lies in an action against their chosen agent, Goldstein. See Duffy v. Loft, Inc., 151 A. 223, 227 (Del. Ch. 1930) (holding that the proxy is evidence of a “particular sort of agency” in which the shareholder has selected the proxyholder as, “his agent to act for him in a vicarious capacity”); Restatement (Second) of Agency § 399 (1958) (stating that a “principal whose agent has violated or threatens to violate his duties has an appropriate remedy for such violation,” including, an action for loss, restitution, or injunction against the agent).

II. BECAUSE PINKAS DID NOT BREACH HIS FIDUCIARY DUTIES, GOLDSTEIN’S VOTES WERE UNTIMELY AND CANNOT BE CONSIDERED.

     Pinkas closed the polls when no more questions were asked that could be answered. He was justified in doing so. As such, “[t]he vote must stand as cast when the polls close.” Larkin v. Baltimore Bancorp, 769 F. Supp. 919, 930 (D. Md.), aff’d, 948 F.2d 1281 (4th Cir. 1991). Despite what Larkin deemed a “bright-line test,” the Magistrate Judge determined that Larkin was inapposite because its rationale did not apply to this case. (Report and Recommendation at 14). This determination was clearly erroneous.

     The Larkin court constructed a bright-line test to prevent post-closing gamesmanship. See 769 F. Supp. at 930. The evidence adduced at the hearing suggested that Goldstein engaged in gamesmanship by, among other things, demanding that the Inspector return the proxies he submitted. At the beginning of a 11:25 a.m. recess, Mr. Schenck, the Managing Director of

Georgeson Shareholder Communications, hired to help organize the proxy contest, testified that Goldstein stated that he was going to pull his ballots to destroy a quorum. (Schenck, Tr. 11/18/02 at 218:16-219:02 (“And then he made a comment that he was just going to pull his proxies and there wouldn’t be a quorum”) (emphasis added)).

     The day after the meeting, Mr. Goldstein wrote to the Inspector that he pulled the proxies in protest. (Goldstein, Tr. 11/18/02 at 346:24-347:15) (discussing letter from Goldstein stating that he “determined not to be a party to a sham meeting so I asked for my proxies and left the room in protest over Mr. Pinkas’ unfair tactics”)).7 Then, he claimed that he took the proxies with him because he did not trust the Inspector and did not trust “what might happen to them if I was not in the meeting room and did not have Pinkas in sight.” (See id. at 348:9-15; 350:18-24).

     Moreover, the Magistrate ignored the fact that Goldstein arguably had a motive for seeking to destroy a quorum and delaying the vote. That motive lies in the proposition Goldstein advanced to fire Brantley Capital Management L.L.P. as Brantley’s investment adviser. That proposition required a two-thirds vote and was extremely close. (Schenk, Tr. 11/18/02 at 219:13-22: “Q. And [the proposal to terminate the investment adviser’s agreement] was extremely close? A. “Yes, it was . . . . the proxies we had received the night before, as well as additional proxies that we had received at the meeting, showed it was, you know, still very close.”). Goldstein knew that Schenk was seeking more votes and that Pinkas had refused his demands to close the polls. During the recess, Goldstein’s colleague called Brantley’s largest individual shareholder, Umberto Fedelli, who had voted with management. (Goldstein, Tr. 11/19/02 at 321:5-323:15). Rather than allow more time for management to obtain

[7] The “sham” was that Pinkas responded to shareholders’ questions and refused to prematurely close the polls. (See Report and Recommendation at 8-9, ¶¶ 30-31).

additional votes, Goldstein again moved to close the polls. (Id. at 323:13-15). When that motion was rejected, rather than risk defeat, Goldstein took his votes in an misguided attempt to destroy the quorum and cause an adjournment.8

     Whether Goldstein was attempting to disrupt the meeting, break a quorum, or protest, the bottom line is that he, and he alone, insisted that the inspector return the proxies in furtherance of his undisclosed agenda. The bright-line test, even more surely than in Larkin, applies to this case. Here, not only was there gamesmanship, but, unlike Larkin, there was also a finding that Goldstein was reckless and breached his fiduciary duty.9

III. PLAINTIFF’S UNCLEAN HANDS BARS THE PLAINTIFF’S REQUESTED RELIEF.

     The Magistrate concluded that Goldstein came to Court with “unclean hands” because of his breaches of fiduciary duty. (Report and Recommendation at 18). Still, the Magistrate

[8] Interestingly, there were other votes not counted because they were submitted after the polls closed. It would be manifestly unjust to create a rule that permits the proxies removed by the deliberate action of their chosen representative to be counted but not count other proxies that were untimely due to happenstance or inadvertence. The bright-line test of Larkin creates a rule that fairly balances the equities.

[9] Some courts hold that a proxy holder may under certain circumstances submit votes after the polls close. For example, in Washington State Labor Council v. Federated American Ins. Co., 474 P.2d 98 (Wash. 1970), the court held that votes can be counted after the polls closed. In Washington State Labor Council, however, and unlike here, the polls never formally closed. Id. at 105. Moreover, the court never held that a court should permit a shareholder who is reckless to vote after the polls close:

[T]he principle emerging from the cited authorities is that a shareholder, who through inadvertence, mistake, or other reasonable cause is unable to vote or is prevented from casting his vote or his proxy votes during the regular time of balloting, will not be precluded from voting after the balloting has closed and before the final results are officially announced; provided, such belated voting is not prohibited by statute, corporate bylaw, or other officially authorized and announced rules and is free of fraud, bad faith and/or overreaching.

Id. (emphasis added). Here, the polls had formally closed. Goldstein’s recklessness and breach of fiduciary duty caused his failure to vote, not mere inadvertence, mistake, or other reasonable cause.

recommends that the belated votes be counted. (Id. at 18-20). Case law does not support this conclusion, as it unfairly rewards Goldstein for his wrongful conduct.

     Injunctive relief will not be granted if the party seeking such relief comes to court with unclean hands:

‘The concept of unclean hands may be employed by a court to deny injunctive relief where the party applying for such relief is guilty of conduct involving fraud, deceit, unconscionability, or bad faith related to the matter at issue to the detriment of the other party.’

See, e.g., Performance Unlimited, Inc. v. Questar Publishers, Inc., 52 F.3d 1373, 1383 (6th Cir. 1995) (quoting Novus Franchising, Inc. v. Taylor, 795 F. Supp. 122, 126 (M.D. Pa. 1992)).

     This principle applies to a plaintiff representing other shareholders, even if the other shareholders did not directly participate in the plaintiff’s wrongful acts. See Gaudiosi v. Mellon, 269 F.2d 873 (3d Cir. 1959). Courts sitting in equity may refuse to aid the unclean litigant:10

No principle is better settled than the maxim that he who comes into equity must come with clean hands and keep them clean throughout the course of the litigation, and that if he violates this rule, he must be denied all relief whatever may have been the merits of his claim. . . .

. . . .

The doctrine (of unclean hands) is confessedly derived from the unwillingness of a court, originally and still nominally one of conscience, to give its peculiar relief to a suitor who in the very controversy has so conducted himself as to shock the moral sensibilities of the judge.

Id. at 881-82 (internal quotation and citation omitted).

     The Magistrate’s decision finding Goldstein’s conduct reckless, on the one hand, yet recommending the extraordinary equitable relief he seeks, on the other, cannot stand.

[10] For a further discussion of the “unclean hands” doctrine, see Brantley Capital Corporation, Robert P. Pinkas, James P. Oliver, and Benjamin F. Bryan’s Brief in Opposition to Preliminary Injunction, Nov. 12, 2002, at 19-21 (Docket No. 43).

     In making this recommendation, the Magistrate relied on Union Pacific R.R. Co. v. Chicago and North Western Ry. Co., 226 F. Supp. 400 (N.D. Ill. 1964). (Report and Recommendation at 18-20). This reliance is misplaced. In Union Pacific, the plaintiffs’ unclean hands did not cause the defendants’ alleged wrongful actions. See Performance Unlimited, Inc., 52 F.3d at 13 (stating that the unclean hands doctrine can be applied only to conduct relating to the matter in litigation). The Union Pacific plaintiffs submitted materially false and misleading proxies, and the defendants independently violated securities laws in their solicitations. 226 F. Supp. at 408. The court held that the unclean hands defense was inapplicable, and ordered a fresh vote to protect the public interest and all shareholders. Id. at 410.

     Unlike the facts in Union Pacific, Goldstein directly caused the dispute at issue; Pinkas’ actions would not have been questioned but for Goldstein’s conduct.

     The Magistrate’s decision is also contrary to recent decisions addressing the doctrine of unclean hands. In Med Diversified, Inc. v. National Century Fin. Enter., Inc., Case No. C2-02-1085 (S.D. Ohio Nov. 26, 2002) (Marbly, J.) (Exhibit B), the court applied the unclean hands doctrine where the party seeking injunctive relief arising from a breach of contract had unclean hands. The court refused to grant the requested relief. Id. at 9. Med Diversified, Inc. involved a breach by plaintiffs and a finding of bad faith; this case involves a breach of fiduciary duty by plaintiff and a finding of recklessness (that induced other conduct). Injunctive relief was not granted in Med Diversified, Inc. and it should not be granted here.

     Here, but for Goldstein’s breaches of fiduciary duty and recklessness, the true intentions of the proxies would be known and all ballots would have been submitted and counted. Nevertheless, the Report and Recommendation disregarded Goldstein’s unclean hands and the holding in Gaudiosi, instead recommending that this Court grant Goldstein’s requested relief.11 There is no rational basis for permitting Goldstein – a reckless shareholder, who breached his fiduciary duty to other shareholders, and who set in motion the course of events precipitating this lawsuit – to receive equitable relief.

IV. GOLDSTEIN IS NOT ENTITLED TO INJUNCTIVE RELIEF, AND EVEN IF HE IS, THE PROPER RELIEF IS A RESOLICITATION OF THE PROXIES AND A FRESH ELECTION.

     The Magistrate recommends that a preliminary injunction be issued requiring Goldstein’s votes to be counted in favor of Goldstein’s proposed directors. (Report and Recommendation at 22). As demonstrated above, Goldstein is not entitled to any relief. Assuming, arguendo, that he was, this Court should not adopt the relief the Magistrate recommends. To do so would lead to an absurd result: proxies submitted but willfully withdrawn would now have to be counted despite that the polls closed and the proxyholder was reckless. Neither logic nor case law supports such a remedy.

     Surprisingly, the Magistrate again relied upon Union Pac. R.R. Co. v. Chicago & N.W. Ry. Co., 226 F. Supp. 400 (N.D. Ill. 1964), to support his proposed relief. The Union Pacific court, however, ordered a resolicitation of proxies prior to the holding of a new meeting for purposes of voting on the merger at issue. The district court explained, “[i]f both sides are guilty of misleading the Rock Island stockholders, public policy and the legislative purpose are surely better served by a fresh vote than by a refusal to act out of repugnance to unclean hands.” Id. at 411 (emphasis added).

     The Report and Recommendation also cites Bertoglio v. Texas Int’l Co., 488 F. Supp. 630, 663 (D. Del. 1980); (Report and Recommendation at 20). As in Union Pacific, the court in

[11] The Report and Recommendation went so far as to permit Goldstein’s own votes to be counted despite his express desire to withdraw them.

Bertoglio set aside the election and ordered a new election with resolicitation of all proxies. The court in Bertoglio found it significant that the relief awarded (i.e., a new election) would not result in plaintiffs’ automatic election to office, but rather would deprive the plaintiff of any benefit from its wrongdoing in soliciting proxies and essentially “wipe the slate clean for a new solicitation of proxies.” Id. at 663. Rather than sanction the plaintiff’s conduct by rewarding him with the relief he sought, the court found it more important to maximize the shareholders’ statutory right to participate in an election with accurate, relevant information regarding the substance of the vote at issue.

      To summarize, Goldstein is not entitled to any injunctive relief. But should this Court disagree, the only fair and appropriate result is a resolicitation of the proxies followed by a new election. There is no justification for this Court to aid and abet Goldstein’s wrongful actions and require the votes Goldstein removed from the ballot box to be counted in his favor.

OBJECTIONS TO PROPOSED FINDINGS OF FACT

Defendants object to the following proposed findings of fact:

•	Paragraph 13. Defendants object to the proposed finding that Pinkas had a good idea in advance of the meeting how many votes would be cast for their respective slates.
•	Pinkas knew the management’s slate was behind, but he did not know what would happen at the meeting. (Pinkas, Tr. 11/19/02 at 433:16-20 (“My understanding was that, you know, we were behind, but we’d gotten a lot of votes in kind of Monday night, and there were sort of more votes coming in Tuesday morning, and I thought that we would probably lose, but that we had a shot at winning”)).

•	Paragraph 15. Defendants object to the proposed finding that Pinkas knew prior to the scheduled annual meeting that management’s slate was losing badly.
•	No votes had been cast at that point, and, while Goldstein collected many proxies, a vast majority of those proxies did not require Goldstein to vote for a particular slate of directors. (Id.).

•	Paragraph 32. Defendants object to the proposed finding that Goldstein left the room with the ballots of 1.6 million shares.
•	While it was established that Goldstein attempted to vote 1.6 million shares after the polls were closed, there was no sufficient evidence establishing that Goldstein originally voted 1.6 million shares. (See Barbera, Tr. 11/18/02 at 100:25-101:03).

•	Paragraph 34. Defendants object to the proposed finding that Pinkas knew Goldstein took all his proxies from IVS when he left the room.
•	The facts are uncontroverted that Pinkas had no idea that Goldstein had taken all his proxies with him when he stormed out of the meeting. (Pinkas, Tr. 11/19/02 at 441:10-13 (“Q. As you were answering the question did you have an understanding in your mind as to what Mr. Goldstein had done? A. None whatsoever”); see also Pinkas, Tr. 11/19/02 at 463:25-464:23, 508:01-08, 533:14-20). Even Goldstein’s allies, shareholders who gave their proxies to Goldstein, did not know Goldstein removed their proxy. (Barone, Tr. 11/19/02 at 410:19-22 (“My initial reaction was similar to everyone else that’s [sic] testified. I thought he was taking only his own proxies”); see also Berlin, Tr. 11/18/02 at 140:22-25, 147:20-148:01; Wierenga, Tr. 11/18/02 at 167:2-18; Drueke, Tr. 11/18/02 at 200:4-10). Indeed, all these Goldstein supporters were in a better position than Pinkas to hear and see what Goldstein was doing.. (See Goldstein, Tr. 11/19/02 at 325:8-21).

•	Paragraph 36. Defendants object to the proposed finding that Pinkas’ decision not to try to find Goldstein was “the opposite” of what he had done shortly after 10:00 a.m. when he allowed a shareholder to leave the room to find Goldstein.
•	When the meeting began, however, Pinkas had an express duty to act in an evenhanded manner. As noted above, to adjourn the meeting while Pinkas or others chased after Goldstein would have been to favor Goldstein to the exclusion of other Brantley shareholders. When Pinkas allowed a shareholder to find Goldstein at 10:00 a.m., he did so because a quorum was not established and the meeting could not begin without him. (Barbera, Tr. 11/18/02 at 89:5-90:8; Pinkas, 11/19/02 at 435:9-21). When Pinkas did not later leave the room and chase Goldstein, there was no specific request by a shareholder to find Goldstein and a quorum had already been established. (Pinkas, Tr. 11/19/02 at 532:8-533:1). Pinkas’ conduct at the end of the meeting was not “the opposite” of what he had done earlier.

•	Paragraph 37. Defendants object to the proposed finding that it is not unusual that a shareholder must move to close the polls, and a vote taken on the motion before the polls are closed. (citing Barbera Depo. at 112-13).
•	Barbera never testified that it is “not unusual” that a shareholder “must” move to close the polls, and a vote taken on the motion before the polls are closed. He was asked whether he was ever at a meeting where shareholders were asked to vote on the closing of the polls? He merely responded “yes.” (Barbera Depo. at 112-13).

•	Paragraph 39. Defendants object to the proposed finding that Pinkas’ decision to close the polls was contrary to his earlier intent to keep the polls open so long as there were questions to be answered and votes to be submitted.
•	The testimony was uncontroverted that there were no further questions directed to the corporation and Pinkas had been told that further voting was unlikely. (Barbera, Tr. 11/18/02 at 99:03-07; Pinkas, Tr. 11/19/02 at 443:17-444:20). Also, Pinkas testified that he did not know that Goldstein had removed his proxies from the ballot box. As far as Pinkas knew, there were no other votes to be cast. (See objection to paragraph 34, above). Indeed, no Goldstein supporters in the room objected to Pinkas’ closing of the polls, as they were unaware that Goldstein had removed all his proxies from the ballot box. (See objection to paragraph 34; Barbera, Tr. 11/18/02 at 111:3-8).

•	Paragraph 39. Defendants object to the proposed finding in paragraph 39 that Pinkas had no rational basis to close the polls without finding Goldstein and bringing him back into the room to vote his shares, if he so chose.
•	Pinkas conducted the meeting within the Rules of Conduct and, as discussed, was under no affirmative duty to force a proxyholder to vote, not vote, or fulfill a duty. (Barbara, Tr. 11/18/02 at 107:14-108:1 (testifying that it is the chairman’s prerogative when voting should end and when recesses should be taken)). Pinkas did not act irrationally at all. Before adjourning, he entertained a motion to do so. Numerous shareholders supporting Goldstein were present. Yet, there was not a single “nay.” (Pinkas, Tr. 11/19/02 at 444:5-20).

•	Paragraph 41: Defendants object to the proposed finding in paragraph 41 that “[a] few other shareholders gave IVS ballots after the voting, which were accepted by Barbera, but not counted in the vote.”
•	The record reflects that the votes that were submitted after the polls closed were by unregistered shareholders. (Px 30, at 72). There is no evidence that registered shareholders submitted votes after the polls closed.

•	Paragraph 43. Defendants object to the proposed finding that “[i]f Goldstein’s proxy votes had been counted, his slate of directors would have been elected by approximately 350,000 votes.”
•	This assumes that Goldstein originally submitted the same 1.6 million votes he submitted after the polls were closed. The testimony at the hearing established that Barbera could not tell whether Goldstein submitted the same number of votes in both instances. (Barbera, Tr. 11/18/02 at 100:25-101:03).

CONCLUSION

     For the foregoing reasons, the Court should decline to adopt the Magistrate’s Report and Recommendation for the reasons stated above. In the alternative, this Court should decline to issue a preliminary injunction based on Goldstein’s unclean hands, or, if the Court believes an injunction is proper, require a resolicitation of the proxies and a new, fresh election.

Dated: January 3, 2003	Respectfully submitted,

s/ George von Mehren
George M. von Mehren (0001001)
(von-Mehren@ssd.com)
Stacy D. Ballin (0019988)
(sballin@ssd.com)
Michael T. Sprenger (0069420)
(msprenger@ssd.com)
SQUIRE, SANDERS & DEMPSEY L.L.P.
4900 Key Tower
127 Public Square
Cleveland, OH 44114-1304
+1.216.479.8500 (telephone)
+1.216.479.8780 (facsimile)

OF COUNSEL:	Neil S. Lang (NLang@sablaw.com) Cynthia M. Krus (CKrus@sablaw.com) SUTHERLAND ASBILL & BRENNAN LLP 1275 Pennsylvania Avenue N.W. Washington, D.C. 20004-2415 +1.202.383.0100 +1.202.637.3593 (facsimile)

Attorneys for Defendants Brantley Capital Corp., Robert P. Pinkas, James P. Oliver and Benjamin F. Bryan

CERTIFICATE OF SERVICE

     I hereby certify that on this 3rd day of January, 2003, a copy of Brantley Capital Corporation, Robert P. Pinkas, James P. Oliver, and Benjamin F. Bryan’s Objections To Magistrate’s Report And Recommended Decision was filed electronically. Notice of this filing will be sent to all parties by operation of the Court’s electronic filing system. Parties may access this filing through the court’s system.

s/ George von Mehren One of the Attorneys for Defendants Brantley Capital Corp., Robert P. Pinkas, James P. Oliver and Benjamin F. Bryan